Exhibit 21.1
2023 10-K
SUBSIDIARIES OF REGISTRANT

Subsidiary Name	Type of Entity	State or Country of Organization or Incorporation
Harte-Hanks Belgium N.V.	Corporation	Belgium
Harte-Hanks Data Services LLC	Limited Liability Company	Maryland
Harte-Hanks Direct, Inc.	Corporation	New York
Harte-Hanks Direct Marketing/Dallas, Inc.	Corporation	Delaware
Harte-Hanks Direct Marketing/Cincinnati, Inc.	Corporation	Ohio
Harte-Hanks Direct Marketing/Fullerton, Inc.	Corporation	California
Harte-Hanks Direct Marketing/Jacksonville LLC	Limited Liability Company	Delaware
Harte-Hanks Direct Marketing/Kansas City, LLC	Limited Liability Company	Delaware
Harte-Hanks Do Brazil Consoltoria E Servicos LTDA.	Limited Liability Company	Brazil
Harte Hanks Europe B.V.	Corporation	The Netherlands
Harte-Hanks Florida, Inc.	Corporation	Delaware
Harte-Hanks GmbH	Corporation	Germany
Harte-Hanks Logistics, LLC	Limited Liability Company	Florida
Harte-Hanks Market Intelligence Espana LLC	Limited Liability Company	Colorado
Harte-Hanks Philippines, Inc.	Corporation	Philippines
Harte-Hanks Print, Inc.	Corporation	New Jersey
Harte-Hanks Response Management/Austin, Inc.	Corporation	Delaware
Harte-Hanks Response Management/Boston, Inc.	Corporation	Massachusetts
Harte-Hanks Shoppers, Inc.	California	California
Harte-Hanks Strategic Marketing, Inc.	Corporation	Delaware
Harte-Hanks SRL	Limited Liability Company	Romania
Harte-Hanks STS, Inc.	Corporation	Delaware
Harte Hanks Tranquility Limited	Limited Liability Company	United Kingdom
Harte Hanks UK Limited	Limited Liability Company	United Kingdom
HHMIX SAS	Limited Liability Company	France
NSO, Inc.	Corporation	Ohio
Sales Support Services, Inc.	Corporation	New Jersey
Southern Comprint Co.	Corporation	California
Harte Hanks Direct Marketing/Baltimore, Inc.	Corporation	Maryland